Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sonic Foundry, Inc. for the registration of 1,024,399 shares of its common stock and to the incorporation by reference therein of our report dated November 14, 2003, with respect to the consolidated statements of operations, stockholders’ equity and cash flows and Schedule II of Sonic Foundry, Inc. for the year ended September 30, 2003, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Milwaukee, Wisconsin

December 20, 2005